Exhibit 99.1

NetApp to Purchase Engenio External Storage Systems Business of LSI Corporation

SUNNYVALE, Calif .—March 9, 2011—NetApp (NASDAQ: NTAP) today announced that it has entered into a definitive agreement to purchase the Engenio® external storage systems business of LSI Corporation (NYSE: LSI), a publicly held company headquartered in Milpitas, California, in an all-cash transaction for $480 million. The close is anticipated to occur in approximately 60 days subject to customary closing conditions. The transaction is expected to be accretive to NetApp’s GAAP and non-GAAP earnings per share by the end of the second quarter of its 2012 fiscal year.

Two of the trends that are driving rapid growth in the storage industry include virtualization and high performance, big bandwidth applications. Today, NetApp is the innovation leader for shared, virtualized IT infrastructures, delivering exceptional efficiency and flexibility for customers’ next-generation data centers. Engenio will enable NetApp to address emerging and fast-growing market segments such as video, including full-motion video capture and digital video surveillance, as well as high performance computing applications, such as genomics sequencing and scientific research. NetApp has the channel reach and customer relationships today that require high performance and big bandwidth capabilities that will be well served by Engenio’s storage platform. These segments are expected to collectively represent a $5 billion incremental market opportunity by 2014. The Engenio acquisition will also enable NetApp to expand its market reach with a mature OEM business that will further diversify its channels to market, especially in markets it currently doesn’t address, such as server-attached and embedded storage.

Executive Quotes

Tom Georgens, president and CEO, NetApp

“We’re excited about the acquisition of the Engenio business and the opportunity to significantly expand our addressable market and generate greater revenue growth. Our customers and partners have helped us emerge as an innovation leader and one of the fastest growing storage vendors in shared, virtualized IT infrastructures. With Engenio we will have a strategic storage platform to capitalize on new, high-growth opportunities that we don’t currently reach with our FAS platform. NetApp also gains a proven OEM-based revenue stream that is run by a talented Engenio team. We believe that the synergies between NetApp and Engenio will create a compelling combination that will help us continue to scale our business and fuel our continued growth.”

Abhi Talwalkar, president and CEO, LSI Corporation

“With its singular focus on storage, NetApp is well positioned to enhance the value of the Engenio business and enable new growth opportunities. NetApp’s channel-friendly approach is highly synergistic with the Engenio model of enabling partner and customer success, and the combination should further advance the Engenio storage platform, as well as augment the OEM channels that have been the foundation of its longstanding success.”

People and Organizational

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NetApp gains a talented team from Engenio with engineering expertise that will continue to develop the Engenio platform and enable NetApp to capitalize on the new market opportunities that will fuel its growth. In addition, NetApp gains a team that is skilled at managing a mature, proven OEM business model with key industry partners.

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The Engenio business unit will be integrated into NetApp’s business functions and will be responsible for product development under Manish Goel, executive vice president of NetApp Product Operations. The NetApp and Engenio sales teams will be combined to maximize opportunities for the Engenio platform.

Webcast Conference Call Information

NetApp will host a conference call today, Wednesday, March 9, 2011, at 2:00 p.m. Pacific Time to provide more details about the transaction. The call will be broadcast live on the Internet at investors.netapp.com. This press release and any other information related to the call will also be posted on the Web site at that location. An audio replay Webcast will be available after 4:00 p.m. Pacific time on our Web site. The conference call will also be available live in a listen-only format at (888) 895-5479 in the United States and (847) 619-6250 outside the United States. The pass code for both numbers is “NetApp”.

Forward-Looking Statements

This press release contains forward-looking statements, which involve a number of risks and uncertainties. NetApp and LSI Corporation caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. All such forward-looking statements include, but are not limited to, statements about the benefits of NetApp’s purchase of the Engenio external storage systems business of LSI Corporation, including future financial and operating results, NetApp’s plans, objectives, expectations and intentions, potential market opportunity, and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies or expected benefits from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees, or suppliers; and competition and its effect on pricing, spending, third-party relationships, and revenues. Additional factors that may affect future results are contained in NetApp filings with the SEC, which are available at the SEC’s Web site: http://www.sec.gov. NetApp disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

About LSI Corporation

LSI Corporation (NYSE: LSI) is a leading provider of innovative silicon, systems and software technologies that enable products which seamlessly bring people, information and digital content together. The company offers a broad portfolio of capabilities and services including custom and standard product ICs, adapters, systems and software that are trusted by the world’s best known brands to power leading solutions in the Storage and Networking markets. More information is available at www.lsi.com.

About NetApp

NetApp creates innovative storage and data management solutions that deliver outstanding cost efficiency and accelerate business breakthroughs. Discover our passion for helping companies around the world go further, faster at www.netapp.com.

Trademarks

NetApp, the NetApp logo, and Go further, faster are trademarks or registered trademarks of NetApp, Inc. in the United States and other/or countries. All other brands or products are trademarks or registered trademarks of their respective holders and should be treated as such.

Press Contacts:

NetApp

PR Hotline

Ph: (408) 822-3287

xdl-uspr@netapp.com

LSI Corporation

Mitch Seigle

Ph: (408) 954-3225

mitch.seigle@lsi.com

Investor Contacts:

NetApp

Shauna O’Boyle

Ph: (408) 882-7655

shauna.o’boyle@NetApp.com

LSI Corporation

Sujal Shah

Ph: (610) 712-5471

sujal.shah@lsi.com